EXHIBIT 10.8


                                CREDIT AGREEMENT


THIS CREDIT AGREEMENT is dated as of December 22, 1998, and is by and between LTCAMERICA HOLDING, INC., a Minnesota corporation (the 'Borrower") and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association with offices in Minneapolis, Minnesota (the "Bank").

                                    RECITALS:

WHEREAS, the Borrower has requested the Bank to lend it up to the sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), on a committed, revolving basis (the "Revolving Line"); and

WHEREAS, the Bank is willing to extend such credit to Borrower upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

SECTION 1 Definitions

In addition to the terms used in the above Recitals, as used herein:

"Advance" means a borrowing hereunder consisting of the aggregate amount outstanding under the Revolving Line of the same Interest Period.

"Agreement" shall mean this Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter in accordance with the terms of this Agreement.

"Base Rate" shall mean the "base" or "prime" rate of interest as announced by the Bank from time to time.

"Banking Day" shall mean any day other than a Saturday or Sunday on which banks in Minneapolis are generally open for the conduct of substantially all of their commercial lending activities and, with respect to LIBOR Advances, shall be a day on which dealings in U.S. dollars are carried on in the London interbank market.

"Borrowed Money" shall mean funds obtained by incurring contractual indebtedness and shall not include trade accounts payable.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Contingent Obligation" of a person means any agreement, undertaking or arrangement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other person.

"Default" shall mean an Event of Default as referred to in Section 6 hereof, or an event which with notice or lapse of time or both would become an Event of Default,

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"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those reflected in the financial statements referred to in Section 4 hereof.

"Guarantor" shall mean Allianz Life Insurance Company of North America, Inc.

"Guaranty" shall mean the guaranty of the Guarantor in the form of Exhibit B.

"Indebtedness" of a person means such person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) contingent obligations and (viii) obligations for which such person is obligated pursuant to a letter of credit.

"Interest Period" means a LIBOR Interest Period.

"LIBOR Advance" means an Advance which bears interest at a LIBOR Rate.

"LIBOR Base Rate" means the rate determined by the Bank to be the rate at which dollar deposits are offered to major banks in the London interbank market two Banking Days prior to the first day of such LIBOR Interest Period, having a maturity approximately equal to such LIBOR Interest Period.

"LIBOR Interest Period" means, with respect to a LIBOR Advance, a period of one, two, or three months commencing on a Banking Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such LIBOR Interest Period shall end on the last Banking, Day of such next, second or third succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Banking Day, such LIBOR Interest Period shall end on the next succeeding Banking Day, provided, however, that if said next succeeding Banking Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Banking Day.

"LIBOR Rate" means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) 0.75% per annum.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.

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"NAIC" shall mean the National Association Of Insurance Commissioners or any
successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar governmental authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such governmental authorities.

"Net Worth" shall mean, as of the date of any determination thereof, the sum of the stockholders equity of the Borrower (including paid-in-capital and any preferred stock to the extent included in stockholders equity in accordance with GAAP, but net of treasury shares) plus (or minus in the case of a deficit) the retained earnings of the Borrower determined in accordance with GAAP.

"Note" shall mean the Revolving Note.

"Reserve Requirement" means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Eurocurrency liabilities (in the case of LIBOR Advances).

"Revolving Line Commitment" shall mean $15,000,000.00, subject to reduction pursuant to Section 2.7 hereof.

"Revolving Line Termination Date" shall mean five years from the date of this Agreement.

"Revolving Note" shall mean the promissory note of the Borrower in the form of Exhibit A, evidencing borrowings under Section 2.1 hereof.

"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the indebtedness hereunder to the written satisfaction of the Bank.

SECTION 2 Borrowings and Conditions of Lending

2.1 Revolving Line Commitment. The Bank agrees to lend to the Borrower from time to time from the effective date hereof until the Revolving Line Termination Date, sums not to exceed in the aggregate principal amount at any one time outstanding the amount of the Revolving Line Commitment. Within the limits of the Revolving Line Commitment and subject to the terms and conditions hereof, prior to the Revolving Line Termination Date the Borrower may borrow, prepay and reborrow pursuant to this Section 2. 1.

2.2 Advances and Selection of Interest Periods. Prior to each Advance, which shall be in minimum amounts of $100,000.00, the Borrower shall select the Interest Period applicable to such Advance, by giving irrevocable notice not later than 2:00 p.m., Minneapolis time, at least three Banking Days before the Borrowing Date. Such notice shall specify:

         (i)      the Borrowing Date, which shall be a Banking Day,
         (ii)     the amount of such Advance, and
         (iii)    the applicable Interest Period.

2.3 Continuation of Outstanding Advances. Advances for a particular LIBOR Interest Period shall continue as such until the end of the then applicable Interest Period, at which time such LIBOR Advance

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shall automatically renew for the same length of Interest Period unless the
Borrower has given the Bank notice otherwise. The Borrower may elect from time to time to convert all or any part of an Advance of any Interest Period to a different Interest Period, provided that such conversion shall be made only on the last day of the applicable Interest Period. The Borrower shall give the Bank irrevocable notice of such conversion not later than 2:00 p.m., Minneapolis time, at least three Banking Days before the end of the applicable Interest Period. Such notice shall specify:

         (i)      the date of such conversion, which shall be a Banking Day,
         (ii)     the amount to be converted, and
         (iii)    the applicable Interest Period.

2.4 Termination of Interest Periods. No Interest Period with respect to amounts outstanding under the Revolving Line may end after the Revolving Line Termination Date.

2.5 Interest Rates. All advances shall bear interest at the LIBOR Rate, except that upon the occurrence of any Default, all Advances shall bear interest at a rate 2.0% in excess of the otherwise applicable LIBOR Rate until the end of the then current Interest Period and then at the Base Rate until such Default is cured.

2.6 Interest Payment Dates. Interest accrued on each Advance shall be payable on the last day of the applicable Interest Period, on any date on which the Advance is prepaid, and at maturity. All interest and fees under this Agreement shall be calculated on the basis of actual days elapsed in a year of 360 days.

2.7 Principal Reduction and Pavments. Notwithstanding any other provisions of this Agreement, if the Revolving Line Commitment is not fully funded as of December 31, 2000, the Revolving Line Commitment shall be reduced to such funded amount effective January 1, 2001. Thereafter, the Revolving Line Commitment shall reduce by $500,000 on the last day of each calendar quarter commencing March 31, 2001 through December 31, 2001 and by $1,625,000 on the last day of each calendar quarter commencing March 31, 2002. On each such reduction date the Borrower shall repay such principal amount as may be necessary to reduce the principal outstanding to the new maximum.

2.8 Optional Principal Payments. The Borrower may at any time, prepay the Note in whole or in part on the last day of the applicable Interest Period without premium or penalty. If any amount is prepaid on a date other than at the end of an Interest Period, then such prepayment shall be accompanied by a premium equal to the interest that would have been recoverable by the Bank by reinvesting the amount of principal prepaid from the prepayment date to the last day of the applicable Interest Period in U.S. Government Securities having a maturity date on or about that date.

2.9 Method of Payment. All sums payable to the Bank hereunder shall be paid directly to the Bank in immediately available funds. The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within thirty days of its receipt of any statement which it deems to be incorrect. Alternatively, at its sole discretion, the Bank may charge against any deposit account of the Borrower all or any part of any amount due hereunder.

2.10 Fees. The Borrower shall pay to the Bank a one-time origination fee with respect to the Revolving Line equal to 0. 10 % per annum of the Revolving Line Commitment, payable on the date of this Agreement. In addition, the Borrower shall pay to the Bank an annual facility fee with respect to the

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Revolving Line equal to 0.10% per annum of the unused portion of the Revolving
Line Commitment, payable in arrears on the last day of each quarter commencing March 31, 1999.

2.11 Unavailabilitv of LIBOR Rate. If prior to commencement of any LIBOR Interest Period the Bank shall determine that (i) deposits in the amount of the Advance scheduled to be outstanding are not available to the Bank in the London interbank market, or (ii) by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (iii) the LIBOR Rate does not accurately reflect the cost to the Bank of making or continuing such loan, or (iv) that any applicable law or regulation makes it unlawful to make or maintain the loan if bearing interest based on the LIBOR Rate, then the Bank shall promptly give notice thereof to the Borrower, and the obligation of the Bank to make, or continue the Advance based on the LIBOR Rate shall terminate until deposits in such account shall again be readily available in the London interbank market, adequate and reasonable means shall exist for ascertaining the LIBOR Rate, the LIBOR Rate shall adequately reflect the cost to the Bank of making or continuing any such Loan and such illegality shall no longer exist. In such case all Advances shall bear interest at a rate based on the Base Rate plus or minus such margin as will result in an overall rate equivalent to the LIBOR Rate.

2.12 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

         (i) subjects the Bank to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of the Bank), or changes the basis of taxation of payments to the Bank in respect of its Loans or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to the Bank of making, funding or maintaining loans or reduces any amount receivable by the Bank in connection with loans, or requires the Bank to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by the Bank, then, within 15 days of demand by the Bank, the Borrower shall pay the Bank that portion of such increased expense incurred or reduction in an amount received which the Bank determines is attributable to making, funding and maintaining its Loans and its Commitment.

SECTION 3 Conditions Precedent

The obligation of the Bank to make any advance hereunder is subject to the following conditions precedent:

3.1 The Borrower shall have delivered to the Bank, prior to the disbursement of the Loan (the "Closing") the following:

A. The Revolving Note in the form of Exhibit A;

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B. A certified copy of resolutions of the Borrower's board of directors authorizing the execution, delivery and performance of this Agreement, the Note, and each other document to be delivered pursuant hereto and certifying as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Note, and each other document to be delivered pursuant hereto;

C. A copy, certified as of the most recent date practicable, by the Secretary of State of Minnesota, of the Borrower's certificate of incorporation;

D. The Guaranty of the Guarantor in the form of Exhibit B;

E. A certified copy of resolutions of the Guarantor's board of directors authorizing the execution, delivery and performance of the Guaranty and certifying as to the incumbency and signatures of the officers of the Borrower signing the Guaranty;

F. A copy, certified as of the most recent date practicable, by the Secretary of State of Minnesota, of the Guarantor's Articles of Incorporation;

G. Payment of all fees required under Sections 2. 1 0 and 8.4 hereof.

3.2 At the time of the Closing and of any subsequent request for an advance:

A. No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default; and

B. No change shall have occurred which has a Material Adverse Effect since the date of this Agreement.

3.3 At the time of the Closing and each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to the Bank's legal counsel.

SECTION 4 Representations and Warranties

To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

4.1 The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota.

4.2 The Borrower is duly qualified to do business and is in good standing in any additional jurisdictions where, on advice of legal counsel, registration was deemed necessary.

4.3 The execution, delivery and performance of this Agreement, and the issuance of the Note by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law, or the terms of Borrower's Articles of Incorporation or By-Laws or of any undertaking to which the Borrower is a party or by which it is bound.

4.4 This Agreement is, and the Note when issued will be, valid and binding in accordance with their terms.

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4.5 No consent, approval or authorization of or declaration or filing with any governmental authority on the part of the Borrower is required in connection with the execution and delivery of this Agreement or the borrowings by the Borrower hereunder or on the part of the Borrower in connection with the consummation of any transaction contemplated herebv.

4.6 No litigation or governmental proceeding is pending, or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

4.7 The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from any governmental body.

4.8 The Borrower is not in default with respect to any of its existing Indebtedness.

SECTION 5 Covenants

During the term of this Agreement, unless the Bank shall otherwise consent in writing:

5.1 Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Bank:

(i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report of the Borrower certified by independent certified public accountants, acceptable to the Bank, prepared in accordance with GAAP, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report of the Guarantor certified by independent certified public accountants, acceptable to the Bank, prepared in accordance with GAAP, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(iii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, unaudited balance sheets of the Borrower as at the close of each such period and profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iv) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, unaudited balance sheets of the Guarantor as at the close of each such period and profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(v) Together with the quarterly financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by the chief financial officer of the Borrower

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showing the calculations necessary to determine compliance with this Agreement and stating that no Default exists, or if any Default exists, stating the nature and status thereof.

(vi) Such other information (including non-financial information) as the Bank may from time to time reasonably request.

5.2 Use of Proceeds. Proceeds of the Revolving Line shall be used for working capital purposes and refinancing thereof, including acquisitions.

5.3 Notice of Default. The Borrower will give prompt notice in writing to the Bank of the occurrence of any Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

5.4 Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.5 Taxes. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

5.6 Insurance. The Borrower will maintain with financially sound and reputable insurance companies insurance on all of its property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Bank upon request full information as to the insurance carried.

5.7 CompIiance with Laws. The Borrower will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

5.8 Inspection. The Borrower will permit the Bank, and its representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make, copies of the books of accounts and other financial records of the Borrower and each subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Bank may designate.

5.9 Indebtedness. The Borrower will not create, incur, or suffer to exist any Indebtedness other than Indebtedness outstanding as of the date of this agreement and listed on Schedule 1 hereto.

5.10 Merger. The Borrower will not merge or consolidate with or into any other person, except that a subsidiary may merge with the Borrower or a wholly-owned subsidiary.

5.11 Invested Assets. The Borrower will maintain 100% of its invested assets in instruments having a rating from Moody's Investors Service or Standard & Poors Ratings Group of investment grade or higher.

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5.12 Guaranties. The Borrower will not, nor will it permit any subsidiary to, make or suffer to exist any Contingent Obligations, except in favor of the Guarantor with respect to the Guarantor's payment of the Borrower's obligations under this Agreement and the Note.

5.13 Liens. The Borrower will not create, incur, or suffer to exist any Lien in, of or on the property of the Borrower, except:

(i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

(ii) Liens imposed by law and liens arising in the ordinary course of business which secure payment of obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its subsidiaries.

(v) Liens in favor of the Guarantor to secure the Contingent Obligations to the Guarantor as described in Section 5.12.

(vi) Liens existing on the date hereof and disclosed to the Bank in writing

(vii) Liens evidenced by mortgages on real estate and improvements thereto given to secure Indebtedness representing the price of acquisition of real property and improvements thereto, and all Liens given upon the renewal, extension or refunding of such Indebtedness.

5.14 Affiliates. The Borrower will not, and will not permit any subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such subsidiary than the Borrower or such subsidiary would obtain in a comparable arms-length transaction.

5.15 Reinsurance Agreement. The Borrower shall maintain a written commitment from the Guarantor to reinsure not less than 25% of Borrower's insurance subsidiary's annual written premiums each Year.

5.16 Marketing Agreement. The Borrower shall maintain a written agreement with Life USA Insurance Company granting the Borrower access to the national marketing organization and agent structure of Life USA Insurance Company for distribution of the Borrower's and its subsidiary's insurance products.

5.17 Minimum Net Worth. The Borrower will maintain at the end of each fiscal quarter a Net Worth of not less than $4,000,000 for each quarter through December 31, 1999 and not less than $5,000,000 for each quarter thereafter.

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5.18 Risk Adjusted Capital. The Borrower will not permit its ratio of its insurance subsidiary's total adjusted capital to its authorized control level risk-based capital, as at the end of any fiscal quarter, to be less than 200%. The terms "total adjusted capital' and "authorized control level risk-based capital" shall have the same meanings as in the Annual Statement of the Borrower completed in accordance with the NAIC annual statement instructions and accounting practices and procedures manuals.

SECTION 6 Events of Default

6.1 Upon the occurrence of any of the following events of default:

A. Default in any payment of principal on the Note when due, or default in the payment of interest on the Note when due and continuance thereof for five days; or

B. Default in the observance or performance of any other agreement of the Borrower or any Subsidiary or Guarantor herein set forth or in any other agreement between the Bank and the Borrower or such Subsidiary and continuance thereof for 30 days following written notice from the Bank; or

C. Default by the Borrower or any Subsidiary in the payment of any other Indebtedness or in the observance or performance of any term, covenant or agreement of the Borrower or such Subsidiary in any agreement relating to any Indebtedness of the Borrower or such Subsidiary, the effect of which default is to permit the holder of such Indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof; or

D. Final judgment or judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against the Borrower or against any property or assets of it and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

E. Any representation or warranty made by the Borrower herein, or by the Guarantor under the Guaranty, or in any statement or certificate furnished by the Borrower hereunder, is untrue in any material respect; or

F. The occurrence of a Material Adverse Change with respect to the Borrower; or

G. Guarantor's debt obligations are rated at "AA" or worse by Standard & Poors Ratings Group or "A2" or worse by Moody's Investors Service, or Guarantor's rating by A.M. Best is worse than "A" and Guarantor fails, within 10 Banking Days after written notice from the Bank, to pledge investment grade marketable securities to the Bank to secure Guarantor's obligations to the Bank under its Guaranty, which pledge shall continue only until the earlier of (i) the date on which the obligations of the Borrower under this Agreement and the Revolving Note are paid in full, or (ii) the Guarantor's debt obligations rating by Moody's Investors Service is "Al" or better.

then, or at any time thereafter, unless such event of default is remedied, the Bank or the holder of the Note may, by notice in writing to the Borrower, declare the Revolving Line to be terminated or the Note to be due and payable, or both, whereupon the Revolving Line shall immediately terminate or the Note shall immediately become due and payable, or both, as the case may be, subject to the provisions of Section 6.3.

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6.2 Upon the occurrence of any of the following events of default:

The Borrower or any subsidiary becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for the Borrower or any subsidiary, or for the greater part of its properties without its consent and is not discharged within 60 days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Borrower or any subsidiary and, if instituted against it, are consented to by it or remain undismissed for 60 days;

then the Revolving Line shall immediately terminate and the Note shall automatically become immediately due and payable, without notice, subject to the provisions of Section 6.3 hereof.

6.3 Upon the occurrence and during the continuance of any Event of Default hereunder, the Bank shall provide written notice thereof to the Guarantor. Within 10 Banking Days after receipt of such notice, the Guarantor may, but shall not be required to, notify the Bank of its intent to purchase the obligations of the Borrower to the Bank under this Agreement and the Revolving Note from the Bank, without recourse. Prior to the expiration of such 10 Banking Days period, the Bank agrees that it will not exercise any other right or remedy under this Agreement, the Revolving Note, the Guaranty or any related document. The Guarantor's purchase of such obligations of the Borrower shall occur within 30 calendar days of the Guarantor's notice to the Bank of its intent to purchase such obligations, and during such period, the Bank shall not be entitled to exercise any other right or remedy under this Agreement, the Revolving Note, the Guaranty or any related document. Upon receipt by the Bank of payment of all amounts owed to it under this Agreement and the Revolving Note, the Bank shall assign this Agreement, the Revolving Note, and each related document to the Guarantor, pursuant to agreements and instruments reasonably requested by the Guarantor, whereupon the Guaranty shall be terminated and of no @er force or effect.

SECTION 7 Change in Control.

7.1 Change of Control. In the event the Borrower has knowledge of a Change of Control or an impending Change of Control, the Borrower will give written notice (a "Control Change Notice") of such fact to the Bank at least 60 days prior to any proposed Change of Control Date; provided, however, that if the Borrower shall not then have knowledge of such fact, such Control Change Notice shall be delivered promptly upon receipt of such knowledge, but in no event later than three business days after the Change of Control Date. The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Date or proposed Change of Control Date) in reasonable detail and (ii) make reference to this Section 7.1 and the right of the Bank- to reduce or terminate the Commitment on the terms and conditions provided for herein.

Upon the receipt of such Control Change Notice or, if no Control Change Notice is given, upon receipt of actual knowledge of a Change of Control, the Bank shall have the right, upon written notice (the "Declaration Notice") delivered to the Borrower by the Bank of reducing or terminating the Commitment, which reduction or termination shall be effective five Business Days following the delivery of such written notice. Such Declaration Notice shall be served, if at all, prior to 90 days after receipt of such Control Change Notice. In the event that no Control Change Notice shall be given, such Declaration Notice may be served at any time after the occurrence of the Change of Control in question.

As used herein, the term "Change of Control" shall mean Life USA Holding, Inc. or Allianz Life Insurance Company of North America, Inc. ceasing to beneficially own, directly or indirectly, a majority

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of the outstanding capital stock of the Borrower. As used herein, the term
"Change of Control Date' shall mean any date upon which a Change of Control shall occur.

SECTION 8 Miscellaneous

8.1 The provisions of this Agreement shall be in addition to those of any note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other notes or other agreements in accordance with their respective terms.

8.2 From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

8.3 The Bank shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

8.4 The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the collection or attempted collection of the Note; provided that the obligation to reimburse fees and expenses of legal counsel for the Bank related to the preparation of this Agreement and related documents shall not exceed $2,500.00.

8.5 Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows. unless such address is changed by written notice hereunder:

A.  If to the Borrower:      LTCAmerica Holding, Inc.
                             300 South Highway 169
                             Minneapolis, Minnesota 55426

                             Attention: Brad Barks

    With a copy to:          Allianz Life Insurance Company
                               of North America, Inc.
                             1750 Hennepin Avenue South
                             Minneapolis, Minnesota 55403-2195

                             Attention: Robert S. James

B.  If to the Bank:          Norwest Bank Minnesota, N.A.
                             Sixth Street and Marquette Avenue
                             Minneapolis, Minnesota 55479

                             Attention: Financial Institutions Division

8.6 The substantive laws of the State of Minnesota shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

8.7 This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

8.8 If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

8.9 All representations, warranties, covenants and agreements of the Borrower hereunder shall survive the making of the Loan.

8.10 Whenever any installment of the interest on the Note becomes due and payable on a day which is not a Banking Day, the maturity or due date thereof shall be extended to the next succeeding Banking Day and, in the case of principal of the Note, interest shall be payable thereon at the rate per annum specified in the Note during such extension.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        LTCAMERICA HOLDING, INC.

                                        By: /s/ Bradley E. Barks
                                            --------------------
                                        Its CFO


                                        NORWEST BANK MINNESOTA.
                                          NATIONAL ASSOCIATION

                                        By: /s/ Larry M. Lange
                                            ------------------
                                        Its Vice President